Exhibit 99(a)(5)

Employee Presentation

Kopin Corporation

Stock Option Tender Offer

Your Opportunity to Sell Your Stock Options

to Avoid Adverse Tax Consequences under

Internal Revenue Code Section 409A

Presentation Purpose and Agenda

•	This presentation will highlight current tax issues associated with some of your Kopin stock options

•	It will explain why participation in this tender offer allows you an opportunity to avoid potentially significant adverse tax consequences

•	It will review the tender offer procedures and actions you must take to participate

•	THE DEADLINE FOR SUBMISSION OF YOUR ELECTION IS SEPTEMBER 26th AT 11:59 PM Eastern time

Disclaimer

•	Kopin cannot provide you with income tax advice due to company policy.

•	As a result, Kopin has engaged PwC to provide employee education, including this presentation and a forum for follow-up questions and answers.

•	This advice is general in nature and cannot address specific personal tax issues.

•	We strongly suggest that you consult your personal tax advisor.

•	This presentation and underlying documents were not intended or written to be used, and they cannot be used, for the purpose of avoiding U.S. federal state or local tax penalties.

The Issue

•	Certain stock options are subject to potentially adverse tax consequences under the recently enacted legislation under Section 409A of the Internal Revenue Code (“Section 409A”)

•	These adverse tax consequences may be avoided through participation in this tender offer

Section 409A

•	Section 409A was enacted in 2004

•	It specifies complex requirements that deferred compensation plans must meet to avoid significantly increased tax consequences

•	Stock options are subject to section 409A if the options are “discounted”

•	An option is discounted if the exercise price is lower than the fair market value of the stock on the grant date

•	A change in the grant date may result in a discounted option if the exercise price is lower than the fair market value on the re-measured grant date

Tax Consequences under Section 409A

•	If the Section 409A requirements are not met, the deferred compensation is subject to regular state and federal income tax at the date of vesting (not at the usual payment/exercise date)

•	In addition:

•	A 20% federal penalty tax is imposed on the income

•	An additional tax may be applicable, based on interest at 1% over the underpayment rate calculated from the year of vesting to the date of payment

•	Certain states may also impose additional taxes

Tax Consequences for Discounted Options

•	The spread will be taxed at vesting

•	The spread is the difference between the fair market value of Kopin stock at the vesting date and the option’s exercise price;

•	It is not simply the discount at the time of grant

•	If the option is not exercised, tax will continue to apply annually based on any incremental increase in fair market value at year end

•	However, options (or any portion of an option grant) which were vested as of December 31, 2004 are not subject to Section 409A

Comparison of Tax Liabilities (approximate)

409A Compliant Options		Non-409A Compliant options
		After Tax Gain	35%
After Tax Gain	55%	Federal Penalty Tax	20%
State Income Tax	5%	State Income Tax	5%
Federal Income and Payroll Tax, including FICA and SDI	40%	Federal Income and Payroll Tax, including FICA and SDI	40%

Example – Effective Date

•	Assume an employee received 8,000 discounted Kopin options on December 11, 2003 which vested over four years (annually on the grant date)

•	2000 options are unaffected as of 12/31/2004 due to vested status

•	6000 options are subject to Section 409A as they vest post-2004

Example – Tax Liability

Assumptions

•	An employee received 8,000 Kopin options with an exercise price of $5.29 (the fair market value of Kopin stock on the original grant date of December 11, 2003)

•	It was later determined that the accounting measurement date for the options occurred at a later date when Kopin stock was trading at $5.61, resulting in a $0.32 discount

•	The options vest annually over four years.

•	All of the options were exercised on 6/30/2009 when the stock price was $6.29

Tax Consequences

Shares subject to 409A (vested after 12/31/2004):	6,000
Per share spread ($6.29—$5.29):	$1

Total taxable gain at exercise	$6,000

Federal income tax (assumed at highest marginal rate of 35%):	$2,100
Massachusetts Income Tax (5.3%):	318
Social Security Tax (6.20%):	372
Medicare Tax (1.45%):	87
Section 409A Penalty Tax (20%):	1,200

Total Tax	$4,077

Effective Tax Rate	68.0%

•	Assumes employee will not exceed FICA wage base for the applicable tax year

•

Does not include the 409A interest payable to the IRS which might increase an employee’s effective tax rate (possibly to 100% or more) depending on the employee’s tax rate and the length of time for which interest is due.

Impact on Incentive Stock Options

•	One of the requirements of an Incentive Stock Option (ISO) is that it be granted with an exercise price at least equal to the underlying shares fair market value on the grant date.

•	Your Eligible Options were deemed to be granted at a discount. Thus, they cannot be treated as ISOs.

•	Because this determination is based upon the original grant event, this result applies whether or not you choose to participate in the offer with respect to those options.

•	As a result, you will be taxed at the time that the option is exercised, rather than when the underlying share are sold.

Opportunity To Fix Eligible Options

•

The IRS has provided a limited transition period to “cure” certain outstanding options that were unvested at 12/31/2004 so they will no longer be subject to the adverse tax consequences under Section 409A

•	The transition period is scheduled to expire on December 31, 2008

•	If eligible options are not “cured” by December 31, 2008, no relief from the additional tax under Section 409A will be available

•	Options that have already been exercised may not be cured

The Offer

•	A voluntary opportunity for employees to tender certain options not in compliance with Section 409A for purchase

•	Kopin is offering to purchase eligible options in exchange for a cash payment equal to the fair value of the options on August 28th as determined by Kopin under the Black Scholes valuation method

•	The cash payment (net of applicable withholdings) will generally be made with the first payroll in January, 2009

•	IRS rules do not allow payment to be made in 2008, unless the option would otherwise expire in 2008; e.g. in connection with termination of employment

Who is Eligible for the Offer?

•	An employee is eligible to participate in the offer if:

•	He or she remains a Kopin employee through the expiration of the tender offer on September 26, 2008;

•	The option is an “eligible option” as detailed below;

•	The employee is or may be subject to US tax with respect to the option(s); and

•	The employee is not a current or former Section 16 officer

Who is Eligible for the Offer? – cont’d

Eligible Options are options:

•	Granted under certain Kopin stock option plans;

•	Granted with an original exercise price that is less than the fair market value of Kopin stock on the option’s measurement date for financial accounting purposes; and

•	That vested after 2004 and remain outstanding at the close of the tender offer;

Important Note:

If you exercise your 409A tainted options before the close of the tender offer they cannot be fixed and you will be responsible for the adverse consequences.

The Offer—Cash Payment Terms

•	The cash payment will be paid to you on the first payroll in January 2009 (the delay in the payment is required by the IRS and the provisions of Section 409A)

•	The company is required to withhold all applicable federal, state, local and/or foreign income and employment taxes from the payment

•	The cash payment will not be grossed-up to compensate you for the taxes you must pay on it, because you would have paid taxes on the option spread when the option was exercised

The Offer—Calculation of the Cash Payment

Using the facts of the previous example:

Black Scholes value of option		$0.15
Number of eligible options	x	6,000

Total pretax cash payment in 2009		$900

The Offer

•	You have two choices:

1)	Agree to Kopin’s offer to purchase your options in exchange for a cash payment in January, 2009 (or in certain cases, upon expiration of the options if that date occurs in 2008)

2)	Reject Kopin’s offer to purchase your options

•	This choice is entirely up to you.

•	If you accept Kopin’s offer, your election form must be submitted by Friday, September 26, 2008 at 11:59 PM EASTERN TIME. NO ELECTIONS WILL BE ACCEPTED AFTER THIS DATE.

•	If you do not accept the offer, you will be personally responsible for all federal taxes imposed under 409A as well as any applicable state and local tax

How to Participate in the Offer

How Do I Participate In The Offer?

•	For securities law reasons, Kopin is providing this opportunity to you via a tender offer

•	The full terms of this offer and the enrollment processes are included in the tender offer documentation you previously received on Thursday, August 28, 2008 and which you should read carefully.

•	The deadline for electing to participate in the tender offer is Friday, September 26, 2008 at 11:59 pm Eastern time. NO LATE SUBMISSIONS WILL BE ACCEPTED.

•	Completed election forms should be sent to Joan Evans via

•	Fax to (508) 822-9018

•	Email to hrinfo@kopin.com (in pdf format)

•	Hand delivery to Joan Evans or Michelle Aucoin

What Must I Do On My Own Tax Return If I Accept The Offer?

•	For your options that were purchased pursuant to the tender offer, you do not need to do anything.

•	If you are eligible for a cash payment, the payment and associated withholding amounts will be included in your 2009 W-2 and must be reported on your 2009 Form 1040.

More On Taxes

•	What if I don’t accept the offer?

•	You will be subject to income tax and additional 409A tax on any excess of the fair market value over the exercise price annually (beginning in 2009 or the year of vesting if later) until the options are exercised or cancelled (see the following example)

The additional 409A tax includes:

•	20% penalty tax on any annual increase in the option spread

•	Interest penalty on the income amount

•	Under IRS rules, the Section 409A tax liability attributable to vesting that took place prior to 2009 will be reported on your 2009 W-2.

Tax Consequences

Using the facts of the previous example, except:

•	the option is still outstanding at 12/31/2010

•	The fair market value at 12/31/2009 is $7.29 and $8.29 at 12/31/2010

	Tax on 12/31/2009 Spread	Tax on Additional 12/31/2010 Spread
Shares subject to 409A (vested after 12/31/2004):	6,000
Per share spread ($7.29 - $5.29):	$2

Total taxable gain 12/31/2009 FMV	$12,000
Additional per share spread based on 12/31/2010 FMV = $8.29:		$1

Total taxable gain 12/31/2010 FMV		$6,000

Federal income tax (assumed at highest marginal rate of 35%):	$4,200	$2,100
Massachusetts Income Tax (5.3%):	636	318
Social Security Tax (6.20%):	744	372
Medicare Tax (1.45%):	174	87
Section 409A Penalty Tax (20%):	2,400	1,200

Total Tax	$8,154	$4,077

Effective Tax Rate	68.0%	68.0%

•	Assumes employee will not exceed FICA wage base for the applicable tax year

•

Does not include the 409A interest payable to the IRS which might increase an employee’s effective tax rate (possibly to 100% or more) depending on the employee’s tax rate and the length of time for which interest is due.

Circular 230

•	This presentation and underlying documents were not intended or written to be used, and they cannot be used, for the purpose of avoiding U.S. federal state or local tax penalties.